Filed pursuant to Rule 424(b)(3)
Registration No. 333-256938
PROSPECTUS SUPPLEMENT NO. 12
(to Prospectus dated June 16, 2021)
Hydrofarm Holdings Group, Inc.
3,369,138 Shares of Common stock

This prospectus supplement supplements the prospectus dated June 16, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-256938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 24, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time of up to 3,369,138 shares of our common stock by the selling stockholders listed on page 26 of the Prospectus. The number of shares offered for sale by the selling stockholders consists of up to 3,369,138 shares of our common stock currently issuable upon the exercise of warrants held by the selling stockholders, which were issued in connection with a private placement of units, each consisting of a share of common stock and a warrant to purchase an additional one-half (1/2) share of common stock, which concluded on October 30, 2018. The shares of our common stock offered hereby are issuable upon the exercise of warrants issued by us in a series of private placement transactions completed prior to the filing of the registration statement containing the Prospectus.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HYFM.” On March 23, 2022, the closing price of our common stock was $15.74 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 24, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 21, 2022

Hydrofarm Holdings Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1510 Main Street
Shoemakersville, PA 19526

(Address of Principal Executive
Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Accounting Officer and principal accounting officer

On March 21, 2022, Hydrofarm Holdings Group, Inc. (the “Company”) and Mr. Joseph Rumley, the Company’s Chief Accounting Officer, mutually agreed to Mr. Rumley’s resignation as Chief Accounting Officer, effective immediately.

(c) Appointment of Chief Accounting Officer and principal accounting officer

On March 21, 2022, the Company appointed Mr. Kevin O’Brien, 42, as the Company’s Chief Accounting Officer, effective as of the same date. Mr. O’Brien will serve as the Company’s principal accounting officer and will report to the Company’s Chief Financial Officer, B. John Lindeman.

Prior to joining the Company, Mr. O’Brien served as the Chief Accounting Officer of CPI Card Group Inc. since April 2018. Mr. O’Brien previously served as the Director of Corporate Accounting and SEC Reporting at the same company from March 2016 until April 2018. Mr. O’Brien has 20 years of accounting experience, including serving as a Senior Audit Manager at Deloitte & Touche LLP. Mr. O’Brien received a Bachelor of Science in Business with an Emphasis in Accounting from University of Colorado and a Master of Science with an Emphasis in Accounting from the same institution. He is a Colorado Certified Public Accountant.

Mr. O’Brien’s annual base salary is $300,000, and he is eligible for an annual performance bonus of up to fifty percent (50%) of his annual base salary and other benefits customarily available to the Company’s employees, including an award of restricted stock units valued at $400,000 under the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan.

Mr. O’Brien has no family relationships with any of the Company’s directors or executive officers. There are no related party transactions between the Company and Mr. O’Brien in excess of $120,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: March 24, 2022	By:	/s/ William Toler
		Name:	William Toler
		Title:	Chief Executive Officer